Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
YEAR-END AND FOURTH QUARTER RESULTS

HONOLULU, HAWAII, December 12, 2013 -- Barnwell Industries, Inc. (NYSE MKT: BRN) today reported a net loss of $8,563,000 ($1.03 per share) for the year ended September 30, 2013, as compared to a net loss of $10,136,000 ($1.22 per share) for the year ended September 30, 2012. For the quarter ended September 30, 2013, Barnwell reported a net loss of $1,648,000 ($0.20 per share) as compared to a net loss of $5,507,000 ($0.67 per share) for the quarter ended September 30, 2012.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “The losses for the years ended September 30, 2013 and 2012 included $4,506,000 and $6,647,000, respectively, of reductions of the carrying value of our assets. These reductions in carrying value had no effect on the Company’s liquidity or compliance with our credit agreements. Net losses prior to the impacts of these reductions in carrying value for the year ended September 30, 2013 increased slightly as compared to last year primarily resulting from additional oil and natural gas operating expenses due to remediation costs at our Dunvegan and Wood River properties that are not anticipated to reoccur.

“The loss for the three months ended September 30, 2013 decreased $3,859,000 as compared to the three months ended September 30, 2012 as last year’s fourth quarter included $4,793,000 of reductions in the carrying value of our oil and natural gas properties, joint venture investments and lot acquisition rights as compared to no reductions in carrying value in this year’s fourth quarter. This decrease in reductions in carrying values was partially offset by a $379,000 increase in general and administrative costs primarily due to severance and legal and executive search fees related to the hiring of a new President of our oil and natural gas subsidiary.

“The Company invested $5,662,000 in oil and gas exploration and development during the year ended September 30, 2013 a $1,135,000 (25%) increase over 2012’s $4,527,000. We participated in the drilling of eight gross (2.3 net) wells this year, as compared to investing in the drilling of eight gross (3.0 net) wells in the prior year. Of our eight wells drilled in 2013, six gross (0.8 net) wells are considered to be successful and two gross (1.5 net) wells were unsuccessful.

“Of significant note, on November 27, 2013, Barnwell acquired through a wholly-owned subsidiary, a 19.6% interest in WB Kukio Resorts, LLC, WB Manini`owali, LLC, and WB Kaupulehu, LLC for $5,140,000, funded by a bank loan of up to $5,000,000. Additionally, a recent real estate sale at Kaupulehu occurred subsequent to our fiscal 2013 year-end and generated $140,000 in percentage payments to the Company’s 77.8%-owned partnership which will be recognized in the quarter ending December 31, 2013. These recent transactions together with Barnwell’s $7,828,000 in cash and cash equivalents, $2,580,000 in working capital and significant available credit at September 30, 2013, position the Company for a good beginning to fiscal 2014.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$24,608,000	$34,062,000	$6,106,000	$6,036,000

Net loss	$(8,563,000)	$(10,136,000)	$(1,648,000)	$(5,507,000)

Loss per share – basic and diluted	$(1.03)	$(1.22)	$(0.20)	$(0.67)

Weighted-average shares and equivalent shares outstanding - basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160